Discussion Materials for the Conflicts Committee of the Board of Directors of Green Plains Holdings LLC June 30, 2023 Exhibit (c)(5)

These materials have been prepared by Evercore Group L.L.C. (“Evercore”) for the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of Green Plains Holdings LLC (the “General Partner” or “GPP GP”), the general partner of Green Plains Partners LP (“GPP” or the “Partnership”), to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Evercore. These materials are based on information provided by or on behalf of the Conflicts Committee and/or other potential transaction participants, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the management of the Partnership and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Partnership. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Conflicts Committee. These materials were compiled on a confidential basis for use by the Conflicts Committee in evaluating the potential transaction described herein and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore (or any affiliate) to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates. Evercore and its affiliates do not provide legal, accounting or tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein. Disclaimer

Table of Contents Section Executive Summary Current Ethanol Market Overview Green Plains Partners LP Situation Analysis Preliminary Valuation of GPP Common Units Green Plains Inc. Situation Analysis Preliminary Valuation of GPRE Common Shares Analysis of the Proposed Exchange Ratio Appendix Pro Forma Considerations Illustrative GPP Unitholder Tax Analysis Weighted Average Cost of Capital Analysis I II III IV V VI VII

Executive Summary

Executive Summary Evercore Group L.L.C. (“Evercore”) is pleased to provide the following materials to the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of Green Plains Holdings LLC (the “General Partner” or “GPP GP”), the general partner of Green Plains Partners LP (“GPP” or the “Partnership”), regarding the proposed acquisition by Green Plains Inc. (“GPRE” or the “Company”) of all of the outstanding common units (the “Common Units”) of the Partnership not already owned by GPRE, the General Partner, or their respective affiliates (the “Unaffiliated Unitholders”), in exchange for GPRE common shares (“Common Shares”) (the “Proposed Transaction”) On May 3, 2023, GPRE proposed to acquire each Common Unit owned by the Unaffiliated Unitholders at a fixed exchange ratio of 0.3913x Common Shares (the “Proposed Exchange Ratio”) Based on GPRE’s closing share price of $33.43, implies a $13.08 GPP price (0% premium to the May 3rd price and a 0.5% premium to GPP’s 30-day volume-weighted average price (“VWAP”) as of May 3, 2023) GPRE currently owns 11,586,548 Common Units (48.8%) and 100% of Green Plains Holdings LLC, which owns a 2.0% general partner interest in the Partnership as well as the Partnership’s incentive distribution rights (the “IDRs”) The materials herein include: An executive summary, including an overview of the Proposed Transaction, including summary proposed terms and a summary overview of GPP’s current partnership structure A current situation analysis for GPP, including financial projections for GPP as provided by GPP management (the “GPP Financial Projections”) and a review of the assumptions utilized by GPP management in deriving such financial projections A preliminary valuation of the Common Units A current situation analysis for GPRE, including financial projections for GPRE (the “GPRE Financial Projections”) and a review of the assumptions utilized by GPRE management in deriving such financial projections A preliminary valuation of the Common Shares An analysis of the Proposed Exchange Ratio In the Appendix: (i) initial pro forma considerations; (ii) a summary of the tax impact of the Proposed Transaction to the Unaffiliated Unitholders as provided by PricewaterhouseCoopers LLP and (iii) an analysis of GPP and GPRE cost of capital Introduction and Overview of Materials 1

Executive Summary Overview of the Transaction Counterparties Green Plains Partners LP (“GPP” or the “Partnership”) Green Plains Inc. (“GPRE” or the “Company”) Transaction Summary GPRE to acquire 100% of the Common Units owned by the Unaffiliated Unitholders GPP will cease to be a publicly-traded partnership Proposed Exchange Ratio The Unaffiliated Unitholders will receive 0.3913 Common Shares for each Common Unit Timing and Approvals Approval of the Conflicts Committee and the board of directors of the general partner of GPP Requires approval from 50.0% of the holders of Common Units, including the 49.8% of the Common Units owned by GPRE and its affiliates (requires 0.3% of Unaffiliated Unitholders to approve) Other The Proposed Transaction is structured to be taxable to the Unaffiliated Unitholders resulting in: (i) realization of the taxes on deferred income and capital gains for Unaffiliated Unitholders and (ii) a tax basis step-up on the Unaffiliated Unitholders’ interest in GPP for GPRE 2

Executive Summary Summary Organizational Structure and Transaction Economics Source: Public filings, FactSet as of June 28, 2023 Per GPP’s Q1 2023 10-Q filing as of March 31, 2023 Includes 2.0% General Partner interest % ADTV represents the number of GPRE shares issued as consideration as a percentage of the average daily trading volume of GPRE shares during the latest 30 trading days Green Plains Holdings LLC (the “General Partner”) Operating Companies Unaffiliated Unitholders 11,660,274 Common Units1 2.0% General Partner Interest and Incentive Distribution Rights Green Plains Partners LP (Nasdaq: GPP) (23,721,247 total units)2 (Nasdaq: GPRE) 11,586,548 Common Units1 100.0% 100.0% 49.2% LP Interest 48.8% LP Interest Current Partnership Ownership Structure Proposed Transaction Overview ($ in millions, except per unit / share amounts) Pro Forma Ownership 3

Executive Summary Historical GPP / GPRE Implied Exchange Ratio Since January 1, 2022 Favorable to GPP Favorable to GPRE Source: FactSet as of June 28, 2023 4

Executive Summary Analysis at Various Prices Source: FactSet as of June 28, 2023 EBITDA based on GPP Financial Projections 5

Executive Summary GPP Common Unit Trading Data Source: FactSet as of June 28, 2023 Implied Proposed Consideration at May 3, 2023 Offer Date: $13.08 6

Executive Summary Side-by-Side Analysis ($ in millions, except per unit / share amounts) Note: Balance sheet data per Partnership / Company filings as of March 31, 2023 Source: Factset, public filings, GPRE management as of June 28, 2023 Includes 2.0% General Partner interest 7

Executive Summary Indexed Price Performance Source: FactSet, Public filings GPRE Peer Group Average calculated as the average indexed performance of publicly traded alternative fuels companies (ADM, ALTO, AMTX, ANDE, BG, DAR, INGR, and REX) Alerian MLP Index 1 3 8

Current Ethanol Market Overview

Current Ethanol Market Overview Overview of Ethanol Plant Feedstock and Products Corn Feedstock Products Source: World of Corn, United States Department of Agriculture (“USDA”), United States Energy Information Administration (“EIA”), Renewable Fuels Association, U.S. Census Bureau 2021 – 2022 production season vs. 2011 – 2012 production season Ethanol Distillers’ Grains with Solubles (“DGS”) Corn Oil Dried DGS Wet DGS Corn remains a major U.S. agricultural product 2021 U.S. corn crop is valued at $82.4 billion As a feedstock, corn is primarily used for ethanol and corn oil production Ethanol has increased in recent years due to federal mandates The U.S. ethanol industry consumed approximately 37.8% of the 2022 U.S. corn crop Ethanol is a biofuel that is widely used in the U.S., particularly in motor vehicles and the primary output of ethanol plants The U.S. consumed 13.9 billion gallons of fuel ethanol in 2021 The U.S. has been the world’s top ethanol producer since 2005, with 192 operating plants as of 2022 Ethanol can also be produced with wheat or sugarcane DGS is a cereal byproduct of the ethanol distillation process that is primarily used as an animal feed 45% of the 2021 U.S. corn crop was used as animal feed DGS is particularly used as feed for ruminants such as cattle and sheep DGS is initially produced with up to 70% moisture, making long-distance delivery non-economic Wet DGS average shelf life of ten days reduces its value relative to Dried DGS Drying DGS to 10-12% moisture makes long-distance delivery economic and significantly extends shelf life Corn oil is primarily used as a feedstock for biodiesel or agricultural feed usage Corn oil also has various industrial and medical applications U.S. corn oil production has increased by 68% over the past decade1 U.S. Corn Used for Ethanol and Dried DGS Production (billion bushels) Z COVID Market Impact 9

Current Ethanol Market Overview U.S. Ethanol Market Trends U.S. Fuel Ethanol Exports by Destination U.S. Ethanol Capacity and Production Source: EIA, USDA U.S. Ethanol Domestic Use & Export vs. Production From 2007 to 2011, U.S. ethanol production increased at a compound annual growth rate (“CAGR”) of approximately 18.7% to meet domestic U.S. demand and export demand, which increased at a compound annual growth rate of approximately 68.2% over the same period From 2013 to 2022 annual U.S. fuel ethanol consumption ranged from a low of 12.7 billion gallons (“BG”) in 2020 to a high of 14.6 BG in 2018 while U.S. production ranged from a low of 13.3 BG in 2013 to a high of 16.1 BG in 2018 During 2022, the U.S. exported approximately 1.4 BG of ethanol Canada, South Korea, India and the EU have been the largest export markets for U.S. ethanol 10

According to the EIA, there were 192 ethanol plants in the U.S. with aggregate annual capacity of approximately 17.4 BG as of January 2022 In the U.S., ethanol is primarily used as a gasoline blending component The U.S. fuel ethanol production market is fragmented, with the top five producers accounting for approximately 44% of total capacity through 69 plants Smaller producers compete on the strength of local supply and offtake markets and efficiency of operations – scale is not considered crucial to remaining competitive U.S. Ethanol Production Overview U.S. Ethanol Plant Map (192 plants) Source: EIA, Renewable Fuels Association EIA as of January 2022 U.S. Production Capacity by Producer1 (Billion Gallons per Year) Current Ethanol Market Overview U.S. Ethanol Plant Utilization POET Valero ADM Green Plains Andersons/Marathon All Others 11

High protein feeds are animal foods that contain approximately 30% to 60% protein, versus traditional animal feeds with less than 20% protein Traditional feeds, including distillers dried grains and soybean meal, were produced as by-products of corn and soy crushing to produce ethanol, soybean oil, vegetable oil and other traditional primary products Types of high protein feeds include fish meal, corn gluten meal and high protein soy meal Feeds with high protein concentrations sell at a premium given: Feeder / young livestock require a higher protein percent to properly develop and to develop more rapidly High protein contents decrease mortality rates of aquatic species High protein diets are growing in popularity for the domestic animal food industry The global animal feed protein market is estimated to be approximately $290 billion as of 2022 and is expected to surpass $420 billion by 2032, a 3.5% CAGR driven by rising demand for livestock feed and in the pet industry Current Ethanol Market Overview U.S. Feed Protein Market Overview Historical Average Protein Prices by Production Season ($ / ton) (% Protein Concentration) Source: USDA Note: (Percent) Represents average protein content Indexed High Protein Feed Consumption 5-Year Average Price ($ / ton) 12

Current Ethanol Market Overview Historical U.S. Midwest Corn Gluten Meal Wholesale Market Prices Source: USDA 13 ($ per ton) GPRE Average Projected UHP Price

Green Plains Partners LP Situation Analysis

Green Plains Partners LP Situation Analysis Partnership Overview Description Ethanol Storage Tanks Historical Revenue Contribution Historical Adjusted EBITDA Source: Public filings ($ in millions) Green Plains Partners LP is a Delaware master limited partnership formed in 2015 by Green Plains Inc. to provide downstream logistics services for GPRE’s ethanol production plants GPP operates, primarily for GPRE: 27 ethanol storage tanks with an aggregate capacity of 25.1 million gallons Fuel terminals in Birmingham, Alabama and Collins, Mississippi (collectively “Blendstar”) with an aggregate capacity of 6.7 million gallons 2,500 railcars with an aggregate capacity of 75 million gallons and 19 trucks and tankers In April 2023 GPP determined to sell its trucking operations GPP intends to spend $6.2 million to expand the Birmingham rail loop to increase the number of cars per train and avoid an additional fee levied by BNSF 14

Green Plains Partners LP Situation Analysis Recent GPRE and GPP Financial and Operating Performance GPRE Ethanol Production (Gallons) Crush Margin per Gallon Storage & Throughput Gallons (mm) GPP Terminal Services Gallons (mm) Source: Public filings, Wall Street Research Adjusted EBITDA ($ MM) Railcar Capacity Billed (Daily Avg.) 15

Green Plains Partners LP Situation Analysis Summary Market Data Public Trading Statistics Balance Sheet and Credit Data Unit Price and Distribution per Unit Source: FactSet, Public filings GP / IDR Distribution Profile ($ in millions, except per unit amounts) 16

Green Plains Partners LP Situation Analysis Green Plains Partners Unit Ownership Summary Source: FactSet as of June 28, 2023; Public filings; Wall Street Research Top 20 Institutional Unitholders Unit Ownership Breakdown Unit Ownership Summary Harvest / No Street Ownership Summary Harvest becomes No Street 17

Source: Public filings, Press releases, Wall Street research, FactSet Crude Oil and Refined Products Terminal Trading Statistics ($ in millions, except per share / unit amounts) Green Plains Partners LP Situation Analysis 18

Green Plains Partners LP Situation Analysis GPP Financial Projections – Assumptions Source: GPP management The GPP Financial Projections as provided by GPP management and reviewed by Evercore, incorporate the following assumptions: Trucking assets are sold at the beginning of Q2 2023E for total consideration of $2.0 million Forecasted fees and volumes as follows assuming storage and logistics fees after the minimum volume commitment (“MVC”) with GPRE expires in Q2 2029E based on GPP management’s view of market rates O&M expense per gallon of $0.0033 on Throughput (Storage) Volumes, $0.018 on Blendstar Throughput Volumes and $0.0255 on Logistics Volumes SG&A expense of $4.2 million in 2023E and $4.0 million each year thereafter Cash taxes equal to 0.50% of pre-tax income Maintenance capital expenditures of $0.4 million per year 19

Green Plains Partners LP Situation Analysis GPP Financial Projections – Assumptions (cont’d) Source: GPP management Interest income earned on average cash balance utilizing 5.00% SOFR Interest on GPP’s 2026 Term Loan Facility utilizing 5.00% SOFR plus 8.00% GPP’s 2026 Term Loan Facility allows one optional principal prepayment of $1.5 million per quarter. The GPP Financial Projections include a $1.5 million principal prepayment in Q2 2023E Principal payments of $5.0 million per quarter begin in Q3 2026E until the 2026 Term Loan Facility is fully repaid in Q2 2029E Growth capital expenditures of $6.0 million in 2023E related to the Birmingham rail loop expansion Working capital requirements assume 40-days of revenue for accounts receivable and accounts payable based on O&M expense with pre-paid expenses equal to 30% of O&M expense Distribution per LP unit of $1.82 from 2023E through 2025E, then decreasing to $1.41 in 2026E, $1.00 from 2027E through 2028E, $0.90 in 2029E and $0.80 in 2030E Distribution reductions in 2026E, 2027E, 2029E, and 2030E driven by discretionary Term Loan repayments beginning Q3 2027E 13,605 units issued each Q3 as stock-based compensation, no other LP units issued or repurchased throughout the projection period 20

Green Plains Partners LP Situation Analysis GPP Operating Projections Summary Source: GPP management GPRE Ethanol Production (MMGal) and Utilization % Volumes by Segment Fees ($ / Gallon) Revenue by Segment ($ MM) 21

Green Plains Partners LP Situation Analysis GPP Financial Projections Summary ($ in millions) Source: GPP management EBITDA Distributable Cash Flow Distributed Cash Flow Net Debt ($ MM) | Net Debt / LTM EBITDA 22

Green Plains Partners LP Situation Analysis GPP Financial Projections – Summary EBITDA Build ($ in millions, unless otherwise noted) Source: GPP management 1. 2023E GPRE Operating Statistics and GPRE Volumes do not adjust for Q1 2023 Actuals 23

Green Plains Partners LP Situation Analysis GPP Financial Projections – Summary Cash Flows ($ in millions, except per unit amounts) Source: GPP management 24

Green Plains Partners LP Situation Analysis GPP Financial Projections – Summary Sources and Uses ($ in millions) Source: GPP management 25 Sources Uses

Preliminary Valuation of GPP Common Units

Preliminary Valuation of GPP Common Units Valuation Methodologies Methodology Description Metrics/Assumptions Discounted Cash Flow Analysis Values the Common Units based on the concepts of the time value of money. In performing its analysis, Evercore: Utilized varying weighted average cost of capital (“WACC”) discount rates and applied various perpetuity growth rates to derive after-tax valuation ranges for the GPP Common Units Calculated terminal values based on a range of multiples of EBITDA as well as assumed perpetuity growth rates Discounted the projected cash flows to June 30, 2023 WACC based on the Capital Asset Pricing Model (“CAPM”) Unitholder effective tax rate of 29.6% (80.0% at 37.0% top bracket) from 2023E to 2025E and a tax rate of 37.0% for 2026E and terminal value EBITDA exit multiple of 7.0x to 9.0x and a perpetuity growth rate of (1.0%) to 1.0% Discounted Distributions Analysis Values the Common Units based on the present value of the future cash distributions to GPP unitholders Discounted projected distributions to June 30, 2023 Terminal yield range of 12.0% to 16.0% Cost of equity of 10.25% to 11.25% based on CAPM Peer Group Trading Analysis Values the Common Units based on peer group’s current market enterprise value multiples of relevant EBITDA Peer group selected from MLPs and corporations with assets similar to those owned by GPP Enterprise Value / EBITDA multiples applied to 2023E and 2024E EBITDA Precedent M&A Transaction Analysis Values the Common Units based on multiples of transaction value to EBITDA in historical transactions involving assets similar to those owned by GPP Enterprise Value / EBITDA multiples applied to 2023E EBITDA Premiums Paid Analysis Values the Common Units based on historical premiums paid in (i) MLP buy-ins and (ii) MLP mergers since 2018 Range of 1-Day spot, 20-Day and 60-Day volume weighted average price (“VWAP”) premiums paid applied to relevant unit prices Analyst Price Targets Based on the minimum and maximum price targets set by Wall Street research analysts Uses current analyst price targets 52-Week Trading Range Based on recent stock trading prices Based on closing prices for the Common Units during the period of June 28, 2022 to June 28, 2023 The following sets forth the methodologies utilized by Evercore in its preliminary valuation of the Common Units, each assuming a June 30, 2023 valuation date For Reference Only 26

Preliminary Valuation of GPP Common Units Preliminary Valuation Summary Source: Factset, partnership filings, GPP management As of June 28, 2023 For Reference Only 27

Preliminary Valuation of GPP Common Units Discounted Cash Flow Analysis ($ in millions, except per unit amounts) Summary Result Sensitivity Analysis Source: GPP management 2023E Tax D&A assumes 80% bonus depreciation calculated as the implied enterprise value plus 2023E capital expenditures; 2024E+ Tax D&A is calculated assuming bonus depreciation phase out as follows: 80% in 2023E, 60% in 2024E, 40% in 2025E, 20% in 2026E and 0% in 2027E and 2028E Assumes unitholder effective tax rate of 29.6% (80.0% of 37.0% tax rate) through 2025E, and a unitholder effective tax rate of 37.0% in 2026E and in perpetuity Includes 2.0% general partner interest, economically equivalent to 474,425 LP Units as of June 30, 2023E 28

Preliminary Valuation of GPP Common Units Discounted Distribution Analysis ($ in millions, except per unit amounts) Source: FactSet, GPP management Values LP units based on distributions Based on GPP’s 52-week yield range of 12.5% to 15.2% with a median of 14.2% and mean of 14.2% as of June 28, 2023 Sensitivity Analysis 29

Source: Public filings, Press releases, Wall Street research, FactSet Peer Group Trading Analysis ($ in millions, except per share / unit amounts) Preliminary Valuation of GPP Common Units 30

Preliminary Valuation of GPP Common Units Peer Group Trading Analysis (cont’d) ($ in millions, except per unit amounts) Source: FactSet, GPP management Includes 2.0% general partner interest, economically equivalent to 474,425 LP Units as of June 30, 2023E 31

Preliminary Valuation of GPP Common Units Precedent M&A Transaction Analysis Precedent Crude Oil and Refined Products Terminalling Transactions Source: Public filings, Investor presentations, Wall Street research Includes 2.0% general partner interest, economically equivalent to 474,425 LP Units as of June 30, 2023E Precedent M&A Transaction Analysis ($ in millions, except per unit amounts) 32

Premiums Paid Analysis Source: Bloomberg, FactSet, Public filings VWAP premiums paid are calculated by dividing the value of the offer, defined as the exchange ratio multiplied by the closing price of the acquiror’s shares / units on the last trading day prior to announcement plus any cash received, by the 30- or 60-trading day VWAP of the target as calculated from the last undisturbed trading day prior to the announcement Preliminary Valuation of GPP Common Units 33

Preliminary Valuation of GPP Common Units Premiums Paid Analysis (cont’d) Source: FactSet For Reference Only 34

Preliminary Valuation of GPP Common Units Sensitivity Cases – Assumptions 35 In addition to the GPP Financial Projections, Evercore considered three sensitivity cases with respect to: (i) the throughput and logistics rates charged to GPRE following the expiration of the MVC and (ii) GPP’s distribution policy while holding volumes consistent with the GPP Financial Projections GPP Financial Projections (32% decline in Throughput Rate and 17% decline in Logistics Rate) No decline in Throughput Rate or Logistics Rate / 1.00x distribution coverage 10% decline in Throughput Rate and 5% decline in Logistics Rate / 1.00x distribution coverage 20% Decline in Throughput Rate and 10% decline in Logistics Rate / 1.30x distribution coverage Throughput Rate by Case ($ / Gallon) Logistics Rate by Case ($ / Gallon) 0% Decline in Rates / 1.00x Distribution Coverage 10% Decline in Throughput Rate / 5% Decline in Logistics Rate / 1.00x Distribution Coverage 20% Decline in Throughput Rate / 10% Decline in Logistics Rate / 1.30x Distribution Coverage GPP Financial Projections GPP Financial Projections Sensitivity Cases

Preliminary Valuation of GPP Common Units Sensitivity Cases – Adjusted EBITDA and Distribution per Unit Comparison Adjusted EBITDA ($ MM) Distributions per Unit 0% Decline in Rates / 1.00x Distribution Coverage 10% Decline in Throughput Rate / 5% Decline in Logistics Rate / 1.00x Distribution Coverage 20% Decline in Throughput Rate / 10% Decline in Logistics Rate / 1.30x Distribution Coverage GPP Financial Projections 36

Preliminary Valuation of GPP Common Units Sensitivity Cases – Preliminary Valuation Summary Source: Factset, Partnership filings, GPP management As of June 28, 2023 37

Green Plains Inc. Situation Analysis

Green Plains Inc. Situation Analysis Company Overview Description Production Facilities Historical Adjusted EBITDA Source: Public filings Excludes intersegment eliminations ($ in millions) Green Plains Inc. is an Omaha, Nebraska headquartered firm founded in 2004 as a producer of low-carbon fuels, primarily ethanol GPRE has recently shifted strategy to be a sustainable biorefinery platform producing ethanol as well as Ultra-High Protein and Renewable Corn Oil GPRE is the General Partner of GPP and owns ~51% of the Partnership GPRE facilities are capable of processing approximately 330 million bushels of corn per year and producing approximately: 958 million gallons per year of ethanol 2.7 million tons per year of distillers grains and Ultra-High Protein 310 million pounds per year of renewable corn oil Historical External Revenue Contribution1 38

Green Plains Inc. Situation Analysis Summary Market Data Public Trading Statistics Balance Sheet and Credit Data Share Price Source: FactSet, Public filings ($ in millions, except per share amounts) 39

Green Plains Inc. Situation Analysis Green Plains Inc. Wall Street Research Selected Price Targets Evolution of Analyst Ratings EBITDA Estimates Source: FactSet, Wall Street Research as of June 28, 2023 ($ in millions, except per share amounts) 40

Many analysts (Jefferies, Craig Hallum, Oppenheimer included) attributed the Q1 2023 miss to volatile ethanol markets, weaker crush margins, and increasing feedstock prices Analysts perceive GPRE as being on track with its transition to GPRE 2.0, as judged by key metrics such as rising run-rate Ultra-High Protein production, full production at existing 5 facilities, and heightened yields (on track for 4.0 lb UHP / bushel vs expected 3.5 lb) The biggest point of concern among research analysts is the projected UHP pricing premium, as, while still a significant value add (~$60 million EBITDA in 2022), it appears to be coming in below management’s expected J-Curve Research analysts project that beginning in 2025, GPRE’s partnership with Summit Carbon Solutions will contribute $50 – $100 million in EBITDA uplift due to a lower CI score with the possibility for further increases from IRA clarification Research analysts expect GPRE 2.0 to be rewarded by the diversity and transparency of its various business operations, and believe they are all viable opportunities to transition away from strict reliance on ethanol Wall Street Research Commentary Regarding Green Plains 2.0 Green Plains Inc. Situation Analysis Analyst Commentary While pointing to a more favorable ethanol crush margin backdrop, we reiterate our view that GPRE is on the precipice of delivering its biorefinery transformation vision. With our first look at UHP sales volumes, we are encouraged by production rates … Looking across each of its growth pillars (protein, oil, sugar, carbon), GPRE has multiple ways to win, however we see only one or two as needed to drive sustained positive EBITDA, and reduced earnings volatility. - Oppenheimer (May 2023) The company continues to make good progress on its 60% protein content product (for aquafeed), which comes with significantly higher premium. Sales towards that market could start in earnest by 4Q22 and grow from there. Additionally, we believe that pricing for recurring business is likely to increase as customers are satisfied with the results of their first order. - BofA Securities (May 2023) The good news is this [GPRE 2.0] plan continues to show tangible progress with full production of High Proteins reached at five plants with strong commercial demand, increased yields for renewable corn oil, Clean Sugars progressing towards the start-up of production at its Shenandoah, IA plant in early 2024, and the overall Carbon Capture opportunity becoming clearer. In addition, GPRE announced its offer to acquire Green Plains Partners (GPP) which would simplify its organization structure, reduce OpEx, and be accretive to cash flow. - Craig-Hallum (May 2023) 41 Source: Wall Street Research

Green Plains Inc. Situation Analysis Green Plains Inc. Share Ownership Summary Source: FactSet as of June 28, 2023; Public filings; Wall Street Research Top 20 Institutional Shareholders Share Ownership Breakdown Share Ownership Summary 42

Source: Public filings, Press releases, Wall Street research, FactSet GPRE Peer Trading Statistics ($ in millions, except per share amounts) Green Plains Inc. Situation Analysis 43

Source: Public filings, Press releases, Wall Street research, FactSet Note: Pie charts represent 2022 revenue split GPRE Peer Business Overview Green Plains Inc. Situation Analysis Clean Fuels Peers Ethanol production company based in California, pursuing renewable natural gas, sustainable aviation fuel, renewable diesel and CCUS opportunities Specialty ingredients manufacturer focused on converting bio-nutrient streams into ingredients for food, feed, renewable diesel and other fuels Distiller and refiner specializing in ethanol, distiller’s grains, and natural gas products with plans for CCUS and other clean energy endeavors Ethanol production company Pursuing opportunities such as SAF, renewable diesel and CCUS Enterprise Value < $1 billion P P Produces specialty ingredients used for feed and fuel Operates renewable diesel business with Valero (Diamond Green Diesel) Enterprise value > $14 billion P Ethanol production company Pursuing opportunities in clean energy including CCUS Enterprise value < $1 billion P P 44

Source: Public filings, Press releases, Wall Street research, FactSet Note: Pie charts represent 2022 revenue split GPRE Peer Business Overview (cont’d) Green Plains Inc. Situation Analysis Agriculture & Ingredients Peers Largest producer of specialty alcohols in the US. Fuel ethanol production capacity of 210 MMGpy and specialty alcohol capacity of 140 MMGpy. Also markets and distributes third-party ethanol Agricultural company with operations in production, distribution, and marketing of grains, ethanol, oils and renewable diesel feedstocks Food processing and agricultural ingredient manufacturing company. Produces renewable feedstocks, specialty proteins and sustainable fuels Food and beverage ingredients provider primarily manufacturing sweeteners, starches and plant-based protein options Global oilseed and grains processor producing vegetable oils, protein meals and packaged plant-based oils 45

Green Plains Inc. Situation Analysis Overview of GPRE Segments ($ in millions) 46

Asset Summary Matrix 2027E capacity net of fully integrated biorefinery expansions and CST installation impacts at various facilities Current capacity DCO financials are not currently included in the GPRE Financial Projections In service by 2028. Reflects base capacity. CO2 capacity is offset by CST installations and will be reduced as additional CST operations come online at Madison, Obion, Wood River and York facilities. CP = Carbon Pipeline Partnership facility; DI = Direct Inject facility; Offtake = Carbon Offtake facility Central City (NE) Fairmont (MN) Madison (IL) Mount Vernon (IN) Obion (TN) Wood River (NE) Shenandoah (IA) Superior (IA) Otter Tail (MN) Atkinson (NE) York (NE) Full Ethanol Capacity (MMGal)1 156 119 120 90 120 121 82 60 55 552 502 MSC (DCO and Ultra-High Protein) Completion Date Complete Q4 2024 Q3 2024 Complete Complete Complete Complete Remaining Capital Expenditures $ - $69 $69 $ - $ - $ - $ - Full UHP Capacity (K tons) 84 64 65 48 65 65 44 Full DCO Capacity (MMlbs)3 63 47 47 47 63 47 49 CST Completion Date Q2 2026 Q3 2025 Q4 2026 Q2 2024 Remaining Capital Expenditures $56 $106 $76 $36 Full Capacity (MMlbs) 554 1,047 745 475 Carbon (CP) (CP) (Offtake) (DI) (Offtake) (CP) (CP) (CP) (CP) Completion Date Q4 2024 Q4 2024 FY2028 Q4 2026 FY2028 Q4 2024 Q4 2024 Q4 2024 Q4 2024 Remaining Capital Expenditures $ - $ - $ - $61 $ - $ - $ - $ - $ - Full Capacity (K tons) 458 343 3434 343 3434 172 243 200 200 ü ü ü ü ü ü ü ü ü ü ü ü ü ü ü ü ü ü ü ü Green Plains Inc. Situation Analysis ($ in millions) 47

Green Plains Inc. Situation Analysis ($ in millions, unless otherwise noted) GPRE Segment Level Financial Projections – Fuel Ethanol Source: GPRE management The Fuel Ethanol segment incorporates the following operating assumptions: The Central City Plant is forecasted to complete a 40.0 MMGY capacity expansion in Q3 2025E at a cost of $50.0 million. Capacity at the Madison Plant increases by 30.0 MMGY in Q4 2025E, with no incremental capital expenditures Atkinson and York plants assumed to be idled beginning in Q1 2024E Ethanol production declines as installed CST capacity shifts plant grinding capacity to CST feedstock Assumes plant utilization of 90% Operating expenses are subject to a total cap of $0.32 / gallon and include the following: Natural gas usage constant at 0.08 MMBtu / bushel, natural gas price held constant at $5.49 / MMBtu Denaturant usage of 0.06 gallons / bushel, denaturant price held constant at $2.18 / gallon Electricity usage constant at 2.39 kWhs / bushel, electricity cost held constant at $0.07 / kWh Chemicals, yeast and enzymes cost held constant at $0.23 / bushel Repairs & maintenance expense held constant at $0.05 / gallon of equivalent total production attributed proportionally between ethanol and clean sugars based on total production Biorefinery production labor expense held constant at $11.6 million per quarter, attributed proportionally between ethanol and clean sugars based on total production Fuel Ethanol Financial Summary Ethanol Production and Average Price 48

Green Plains Inc. Situation Analysis ($ in millions, unless otherwise noted) GPRE Segment Level Financial Projections – Corn Oil Source: GPRE management The Corn Oil segment incorporates the following operating assumptions: Corn oil yields of 0.80 pounds per bushel during ethanol production and an incremental 0.35 pounds per bushel during Ultra-High Protein production Operating expenses of $0.017 / pound includes: Chemical expense of $0.014 / pound Repairs and maintenance expense of $0.003 / pound The Corn Oil segment purchases Distillers Dried Grains from the Fuel Ethanol & CST segments Corn Oil Financial Summary Corn Oil Production and Average Price 49

Green Plains Inc. Situation Analysis ($ in millions, unless otherwise noted) GPRE Segment Level Financial Projections – Ultra-High Protein Source: GPRE management The UHP segment incorporates the following operating assumptions: Conversion completed on five plants as of Q1 2023A Fairmont and Madison plant conversions expected to be complete in Q1 2025E and Q3 2024E, respectively Fairmont: capital expenditures of $69.3 million and capacity of 16,030 tons Madison: capital expenditures of $68.9 million and capacity of 16,165 tons Ultra-High Protein capacity increases with ethanol expansions at Central City and Madison Protein yield ramp of 2.10 pounds per bushel in the first quarter of operations, 3.15 pounds per bushel in the second quarter of operations and 3.50 pounds per bushel thereafter Operating expense of $83.00 per ton The UHP segment purchases Distillers Dried Grains from the Fuel Ethanol & CST segments Ultra-High Protein Financial Summary Ultra-High Protein Production and Average Price 50

Green Plains Inc. Situation Analysis ($ in millions, unless otherwise noted) GPRE Segment Level Financial Projections – Ultra-High Protein JV Source: GPRE management Turnkey solution introduced to provide strategic partners with Fluid Quip MSC protein technology GPRE will commit up to 50% of capital required, as well as provide technological, marketing, and sourcing assistance for processing of Ultra-High Protein products and other distillers grains products In August 2021, GPRE established a 50/50 JV with Tharaldson Ethanol Plant I, LLC (“Tharaldson”), with MSC technology assets added adjacent to the Tharaldson Ethanol Plant in North Dakota The JV is aimed at producing Ultra-High Protein products and increasing renewable corn oil yields. The JV assets are anticipated to be fully-operational in early 2024 The UHP - JV segment incorporates the following operating assumptions: One operational JV through projection period $28.1 million in additional capital expenditures to complete MSC integration Operating expenses of $83.00 / ton Ultra-Protein JV Financial Summary Ultra-High Protein JV Production and Average Price 51

Green Plains Inc. Situation Analysis ($ in millions, unless otherwise noted) GPRE Segment Level Financial Projections – Clean Sugar Technology Source: GPRE management The Clean Sugar Technology segment incorporates the following operating assumptions: Shenandoah, Obion, Madison and Wood River plants assumed to receive conversions starting Q2 2024E, Q4 2025E, Q3 2026E and Q1 2027E, respectively Shenandoah: capital expenditures of $48.2 million and capacity of 38.6 MMGY Obion: capital expenditures of $106.3 million and capacity of 85.0 MMGY Madison: capital expenditures of $56.3 million and capacity of 45.0 MMGY Wood River: capital expenditures of $75.6 million and capacity of 60.5 MMGY Operating expenses are subject to a total cap of $0.74 / bushel and include the following identified costs: Natural gas usage of 0.02 MMBtu / bushel, natural gas price of $5.49 / MMBtu Electricity usage of 0.24 kWhs / bushel, at a rate of $0.07 / kWh Chemicals, yeast and enzymes expense of $0.41 / bushel Repairs & maintenance expense of $0.05 / gallon of total equivalent production, attributed proportionally between ethanol and clean sugars based on total production Biorefinery production labor expense held constant at $11.6 million per quarter, attributed proportionally between ethanol and clean sugars based on total production Clean Sugar Technology Financial Summary Clean Sugar Production and Average Price 52

Task % Complete May Jun Quarter 3 2023 Aug Sep Quarter 3 2023 Quarter 1 2024 Jul Aug Sep Oct Nov Dec Jan Feb CST Construction 8% Area 46 SACC 19% Tank Installation 50% Tank Pipe Rack 0% Tank Piping 0% Electrical / I&C Install 0% Area 46 Refinery 32% Foundation 0% Interior Steel Erection 0% PEMB Shell Erection 0% Electrical / I&C Install 0% Area 46 Evaporator 0% Steel Erection 0% Evaporator Setting 0% Piping 0% Electrical / I&C Install 0% Area 40 OSBL (North) 0% Foundation 0% Pipe Rack Erection 0% Piping 0% Electrical / I&C Install 0% Area 40 OSBL (South) 0% Foundation 0% Pipe Rack Erection 0% Piping 0% Electrical / I&C Install 0% Area 48 Loadout Building 0% Foundation 0% PEMB Shell Erection 0% Interior Steel Erection 0% Piping 0% Electrical / I&C Install 0% Area 48 Loadout Tanks 0% Tank Installation 0% Piping 0% Electrical / I&C Install 0% Area 49 Cooling Tower 0% Foundation 0% Tower Erection 0% Pipe Rack Erection 0% Piping 0% Electrical / I&C Install 0% Area 43 Chemical Offload 0% Foundation 0% Task Installation 0% Piping 0% Electrical / I&C Install 0% Mechanical Completion 0% 0% MCC Installation 0% Motors, Valves, Water, etc. 0% CST Start Up 2/2 0% Shenandoah CST Conversion Gantt Chart Green Plains Inc. Situation Analysis 12/29 2/2 53 Source: GPRE management

Green Plains Inc. Situation Analysis The financial projections for GPRE as provided by GPRE management and reviewed by Evercore, incorporate the following assumptions: Segment level financial projections as reviewed previously herein GPRE’s Adjusted EBITDA includes its wholly owned segments as well as the pro rata EBITDA attributable to GPRE in certain subsidiaries EBITDA attributable to noncontrolling interests: MLP Non-Crush third-party EBITDA assumed to be 5.5% of GPP EBITDA FQT third-party EBITDA of $13.5 million per year, and FQT ownership of 70.0% EBITDA attributable to GPRE’s 50.0% interest in the UHP JV CCUS includes cash flows related to both Pipeline and Direct Injection CCUS – Pipeline requires no capital expenditures and begins contributing to EBITDA in 2025E CCUS – Direct Injection requires $60.8 million of capital expenditures and generates approximately $25.8 million of EBITDA in 2027E CHP includes $7.5 million and $6.7 million of capital expenditures, net of tax credits, in 2024E and 2025E, respectively, related to the installation of CHP upgrades at Central City, Madison, Mount Vernon, Shenandoah and Wood River GPRE Financial Projections – Assumptions Source: GPRE management 54

Green Plains Inc. Situation Analysis Selling, General and Administrative expenses of $67.0 million in 2023E, escalated at 3% annually As GPRE’s debt instruments mature, cash on hand is utilized for principal payments Annual maintenance capital expenditures of 1.63% of gross property, plant and equipment Ospraie and BlackRock warrants projected to be exercised in Q3 2025E through Q1 2026E, generating gross proceeds of $56.1 million for 2.6 million shares (exercise price of $22.00 per share) Atkinson and York plants assumed to be sold for $20.0 million in Q1 2024E Working capital requirements assume an average of 12 days sales outstanding based on total revenue, an average of 37 days inventory outstanding based on total COGS, prepaid and other expenses based on an average of 2.3% of COGS + SG&A, an average of 16 days payables outstanding based on total COGS and accrued liabilities & other based on an average of 6.5% of COGS + SG&A GPRE Financial Projections – Assumptions (cont’d) Source: GPRE management 55

Green Plains Inc. Situation Analysis GPRE Financial Projections – Summary Cash Flows ($ in millions) Source: GPRE management 56

Green Plains Inc. Situation Analysis GPRE Financial Projections – Sources and Uses ($ in millions) Source: GPRE management 57

Preliminary Valuation of GPRE Common Shares

Preliminary Valuation of GPRE Common Shares Valuation Methodologies Methodology Description Metrics/Assumptions Discounted Cash Flow Analysis Values Common Shares based on the concepts of the time value of money. In performing its analysis, Evercore: Utilized varying WACC discount rates and applied various perpetuity growth rates to derive after-tax valuation ranges for the Common Shares Calculated terminal values based on a range of multiples of EBITDA as well as assumed perpetuity growth rates Discounted the projected cash flows to June 30, 2023 WACC based on CAPM Effective tax rate of 24.5% as provided by GPRE management EBITDA exit multiple of 7.5x to 8.5x and a perpetuity growth rate of 0.5% to 1.5% CCUS and CHP initiatives valued at historical investment and as such, all forecasted cash flows are removed from the valuation Peer Group Trading Analysis Values the Common Shares based on peer group’s current market enterprise value multiples of relevant EBITDA Peer group selected from corporations with assets similar to those owned by GPRE Enterprise Value / EBITDA multiples applied to 2024E and 2025E EBITDA CCUS and CHP initiatives valued at historical investment and as such, all forecasted cash flows are removed from the valuation Precedent M&A Transaction Analysis Values the Common Shares based on multiples of transaction value to EBITDA in historical transactions involving assets similar to those owned by GPRE Enterprise Value / EBITDA multiples applied to 2023E and 2024E EBITDA CCUS and CHP initiatives valued at historical investment and as such, all forecasted cash flows are removed from the valuation Analyst Price Targets Based on the minimum and maximum price targets set by Wall Street research analysts Uses current analyst price targets 52-Week Trading Range Based on recent stock trading prices Based on closing prices for the Common Shares during the period of June 28, 2022 to June 28, 2023 The following sets forth the methodologies utilized by Evercore in its preliminary valuation of the Common Shares, each assuming a June 30, 2023 valuation date 58 For Reference Only

Preliminary Valuation of GPRE Common Shares Preliminary Valuation Summary For Reference Only Source: Factset, company filings, GPRE management As of June 28, 2023 59

Preliminary Valuation of GPRE Common Shares Discounted Cash Flow Analysis ($ in millions, except per share amounts) Sensitivity Analysis Source: GPRE management Note: Adjusted EBITDA excludes CCUS and CHP EBITDA Cash taxes as per GPRE management Net Debt and Fully Diluted Share Count adjusts for redemption of $230 million 2.25% Convertible Notes Due March 2027 if the median Implied Value per Share is above $31.6250, Fully Diluted Share Count adjusts for exercise of Ospraie and BlackRock warrants if the median Implied Value per Share is above $22.00, treasury stock method at the median Implied Value per Share used for warrant redemptions Summary Result 60

Source: Public filings, Press releases, Wall Street research, FactSet Peer Group Trading Analysis ($ in millions, except per share amounts) Preliminary Valuation of GPRE Common Shares Peer Trading Statistics 61

Source: Public filings, Press releases, Wall Street research, FactSet Note: Adjusted EBITDA excludes CCUS and CHP EBITDA Net Debt and Fully Diluted Share Count adjusts for redemption of $230 million 2.25% Convertible Notes Due March 2027 if the median Implied Value per Share is above $31.6250, Fully Diluted Share Count adjusts for exercise of Ospraie and BlackRock warrants if the median Implied Value per Share is above $22.00, treasury stock method at the median Implied Value per Share used for warrant redemptions Peer Group Trading Analysis (cont’d) ($ in millions, except per share amounts) Preliminary Valuation of GPRE Common Shares 62

Preliminary Valuation of GPRE Common Shares Precedent M&A Transaction Analysis Precedent Ethanol Production Transactions Source: Public filings, Investor presentations, Wall Street research ($ in millions, except per unit amounts) 63

Preliminary Valuation of GPRE Common Shares Precedent M&A Transaction Analysis (cont’d) Precedent Animal Feed Transactions Source: Public filings, Investor presentations, Wall Street research ($ in millions) 64

Preliminary Valuation of GPRE Common Shares Precedent M&A Transaction Analysis (cont’d) Source: Public filings, Investor presentations, Wall Street research Net Debt and Fully Diluted Share Count adjusts for redemption of $230 million 2.25% Convertible Notes Due March 2027 if the median Implied Value per Share is above $31.6250, Fully Diluted Share Count adjusts for exercise of Ospraie and BlackRock warrants if the median Implied Value per Share is above $22.00, treasury stock method at the median Implied Value per Share used for warrant redemptions ($ in millions, except per unit amounts) 65

Preliminary Valuation of GPRE Common Shares Sensitivity Analysis – Assumptions Source: GPRE management To sensitize the GPRE Financial Projections, certain assumptions provided in the GPRE Financial Projections were modified, including: Corn Oil price projections held flat at $0.70 per pound beginning in 2024 Ultra-High Protein price projections held flat at $550 per ton beginning in 2024 A 20% increase in projected Ultra-High Protein capital expenditures A 12-month delay in Clean Sugar Technology Protein project completions at Shenandoah, Obion, Madison and Wood River CCUS and CHP cash flows excluded from the forecast 66

Preliminary Valuation of GPRE Common Shares Sensitivity Analysis – Preliminary Valuation Summary Source: Factset, company filings, GPRE management As of June 28, 2023 67 For Reference Only

Analysis of the Proposed Exchange Ratio

Analysis of the Proposed Exchange Ratio Preliminary Exchange Ratio Analysis Note: Based on low-to-high and high-to-low implied unit / share prices per the Preliminary Valuation of GPP and Preliminary Valuation of GPRE 68

Sensitivity Cases – Analysis of the Proposed Exchange Ratio Preliminary Exchange Ratio Analysis 69 Note: Based on low-to-high and high-to-low implied unit / share prices per the Preliminary Valuation Sensitivities of GPP and Preliminary Valuation Sensitivities Discounted Cash Flow Analysis of GPRE

Appendix

Pro Forma Considerations

Pro Forma Analysis Green Plains Partners LP / Green Plains Inc. Top Institutional Overlap Shading represents institutions holding both companies – excluding brokers holding in street name GPP Top 20 Institutions GPRE Top 20 Institutions Source: Factset as of June 28, 2023 Note: Holdings represent visible shares reported as % of shares outstanding as of 03/31/23 Form 13F filings and any subsequent updates. Excludes holdings held by insiders 70

Pro Forma Analysis GPRE Share Liquidity Analysis Source: Public filings, FactSet as of June 28, 2023 Assumes common shares equal to 10% of YTD average daily trading volume are sold each day Proposed Transaction – Consideration Liquidity Analysis GPRE Daily Trading Volume (MM) 71

Illustrative GPP Unitholder Tax Analysis

Illustrative GPP Unitholder Tax Analysis Illustrative GPP Unitholder Tax Analysis at $13.08 / unit On June 5, 2023, PricewaterhouseCoopers LLP (“PwC”) provided the Unaffiliated Unitholders tax liability by unit acquisition date information, which included the following: Adjusted Basis – Represents the weighted average price acquired, plus cumulative income, less cumulative distributions and DD&A from the acquisition date to December 2022 §751 Gain – Recharacterization of gain or loss on the sale of a partnership interest from capital to ordinary on §751 property owned by the partnership Net Ordinary Gain / (Loss) per Unit – Calculated as §751 Gain less Passive Loss Carryover assuming Passive Loss Carryover amounts are 100% available to offset Ordinary Gains Net Capital Gain / (Loss) per Unit – Calculated as Total Gain / (Loss) per Unit less §751 Gain Estimated Taxes – Calculated based on the Net Ordinary Gain / (Loss) per Unit assuming a 37.0% tax rate and the Net Capital Gain / (Loss) per Unit assuming a 20.0% tax rate Source: PwC Note: GPP Unaffiliated Units outstanding from PwC are overstated due to broker overreporting 72

Illustrative GPP Unitholder Tax Analysis Implied Taxes @ 37.0% Ordinary Gain / 20.0% Capital Gain Tax Liability Deciles ($ per unit) Illustrative GPP Unitholder Tax Analysis at $13.08 / unit (cont’d) 73

Illustrative GPP Unitholder Tax Analysis Precedent Taxable MLP Buy-In Unitholder Tax Impact Estimated Cash Tax (Benefit) / Expense per Unit 74

Illustrative GPP Unitholder Tax Analysis Precedent Taxable MLP Buy-In Unitholder Tax Impact (cont’d) Estimated Cash Tax (Benefit) / Expense per Unit as % of Offer Value 75

Weighted Average Cost of Capital Analysis

Weighted Average Cost of Capital Analysis GPP WACC Analysis – Theoretical Capital Asset Pricing Model($ in millions, except per unit / share amounts) Source: Predicted raw betas from Factset; Adjusted Equity Beta calculated as: (0.67) × Raw Beta + (0.33) × 1.0 Unlevered Beta calculated as: Adjusted Equity Beta × (E/(E + D × (1-T)) Assumes corporate tax rate of 29.6% for MLPs and assumes corporate tax rate of 21.0% for Corporations 20-year Treasury as of June 28, 2023 Source: Ibbotson Associates Micro Cap (Decile 9) by Ibbotson Associates with a market capitalization between $218.4 million and $373.9 million Equity Cost of Capital calculated as: Risk-free rate + (Levered Equity Beta × Market Risk Premium) + Small Company Risk Premium Implied GPP 20-year cost of debt based on the current yield to worst of the BofA US High Yield (Single-B) Index 76

Weighted Average Cost of Capital Analysis GPRE WACC Analysis – Theoretical Capital Asset Pricing Model($ in millions, except per share amounts) Source: Predicted raw betas from Factset; Adjusted Equity Beta calculated as: (0.67) × Raw Beta + (0.33) × 1.0 Unlevered Beta calculated as: Adjusted Equity Beta × (E/(E + D × (1-T)) Assumes corporate tax rate of 21.0% for Corporations 20-year Treasury as of June 28, 2023 Source: Ibbotson Associates Low Cap (Decile 6) by Ibbotson Associates with a market capitalization between $1,389.9 million and $2,365.1 million Equity Cost of Capital calculated as: Risk-free rate + (Levered Equity Beta × Market Risk Premium) + Small Company Risk Premium Implied GPRE 20-year cost of debt based on the current yield to worst of the BofA US High Yield (Single-B) Index 77